                                         EX-99.B(p)invcode

                      CODE OF ETHICS

              Waddell & Reed Financial, Inc.
                   Waddell & Reed, Inc.
       Waddell & Reed Investment Management Company
              Austin, Calvert & Flavin, Inc.
         Fiduciary Trust Company of New Hampshire
               Waddell & Reed Advisors Funds
                     W & R Funds, Inc.
                  W&R Target Funds, Inc.
         Waddell & Reed InvestEd Portfolios, Inc.

                               As Revised:  August 22, 2001

1. Preface

Rule 17j-1 of the Investment Company Act of 1940 (the
"Act") requires registered investment companies and their
investment advisers and principal underwriters to adopt
codes of ethics and certain other requirements to prevent
fraudulent, deceptive and manipulative practices.  Each
investment company in Waddell & Reed Advisors Funds, W & R
Funds, Inc., W&R Target Funds, Inc. and Waddell & Reed
InvestEd Portfolios, Inc. (each a "Fund," and collectively
the "Funds") is registered as an open-end management
investment company under the Act.  Waddell & Reed, Inc.
("W&R") is the principal underwriter of each of the Funds.
Waddell & Reed Investment Management Company ("WRIMCO") is
the investment adviser of the Funds and may also serve as
investment adviser to institutional clients other than the
Funds.  Austin, Calvert & Flavin, Inc. ("ACF") is a
subsidiary of WRIMCO and serves as investment adviser to
individuals and institutional clients other than the
Funds.  Fiduciary Trust Company of New Hampshire ("FTC"),
is a trust company and a subsidiary of W&R; Waddell & Reed
Financial, Inc. ("WDR") is the public holding company.
Except as otherwise specified herein, this Code applies to
all employees, officers and directors of W&R, WRIMCO, ACF
and the Funds, (collectively, the "Companies").

This Code of Ethics (the "Code") is based on the
principle that the officers, directors and employees of
the Companies have a fiduciary duty to place the interests
of their respective advisory clients first, to conduct all
personal securities transactions consistently with this
Code and in such a manner as to avoid any actual or
potential conflict of interest or any abuse of their
position of trust and responsibility, and to conduct their
personal securities transactions in a manner which does
not interfere with the portfolio transactions of any
advisory client or otherwise take unfair advantage of
their relationship to any advisory client.  Persons
covered by this Code must adhere to this general principle
as well as comply with the specific provisions of this
Code.  Technical compliance with this Code will not
insulate from scrutiny trades which indicate an abuse of
an individual's fiduciary duties to any advisory client.

This Code has been approved, and any material change to it
must be approved, by each Fund's board of directors,
including a majority of the Fund's Disinterested
directors.

2. Definitions

"Access Person" means (i) any employee, director, officer
or general partner of a Fund, W&R, WRIMCO or ACF, (ii) any
director or officer of  FTC or WDR or any employee of any
company in a control relationship to the Companies who, in
the ordinary course of his or her business, makes,
participates in or obtains information regarding the
purchase or sale of securities for an advisory client or
whose principal function or duties relate to the making of
any recommendation to an advisory client regarding the
purchase or sale of securities and (iii) any natural
person in a control relationship to the Companies who
obtains information concerning recommendations made to an
advisory client with regard to the purchase or sale of a
security.  A natural person in a control relationship or
an employee of a company in a control relationship does
not become an "Access Person" simply by virtue of the
following:  normally assisting in the preparation of
public reports, but not receiving information about
current recommendations or trading; or a single instance
of obtaining knowledge of current recommendations or
trading activity, or infrequently and inadvertently
obtaining such knowledge.  The Legal Department, in
cooperation with department heads, is responsible for
determining who are Access Persons.

"Advisory Client" means any client (including both
investment companies and managed accounts) for which
WRIMCO or ACF serves as an investment adviser, renders
investment advice or makes investment decisions.

A security is "being considered for purchase or sale" when
the order to purchase or sell such security has been given
to the trading room, or prior thereto when, in the opinion
of the portfolio manager or division head, a decision,
whether or not conditional, has been made (even though not
yet implemented) to make the purchase or sale, or when the
decision-making process has reached a point where such a
decision is imminent.

"Beneficial Ownership" shall be interpreted in the same
manner as it would be under Rule 16a-1(a)(2) under the
Securities Exchange Act of 1934 in determining whether a
person is the beneficial owner of a security for purposes
of Section 16 of the Securities Exchange Act of 1934.
(See Appendix A for a more complete description.)

"Control" shall have the same meaning as that set forth in
Section 2(a)(9) of the Act.

"De Minimis Transaction" means a transaction in an equity
security (or an equivalent security) which is equal to or
less than 300 shares, or is a fixed-income security (or an
equivalent security) which is equal to or less than
$15,000 principal amount.  Purchases and sales, as the
case may be, in the same security or an equivalent
security within 30 days will be aggregated for purposes of
determining if the transaction meets the definition of a
De Minimis Transaction.

"Disinterested Director" means a director who is not an
"interested person" within the meaning of Section 2(a)(19)
of the Act.

"Equivalent Security" means any security issued by the
same entity as the issuer of a subject security, including
options, rights, warrants, preferred stock, restricted
stock, phantom stock, bonds and other obligations of that
company, or security convertible into another security.

"Immediate Family" of an individual means any of the
following persons who reside in the same household as the
individual:

     child          grandparent         son-in-law
     stepchild      spouse              daughter-in-law
     grandchild     sibling             brother-in-law
     parent         mother-in-law       sister-in-law
     stepparent     father-in-law

Immediate Family includes adoptive relationships and any
other relationship (whether or not recognized by law)
which the Legal Department determines could lead to
possible conflicts of interest, diversions of corporate
opportunity, or appearances of impropriety which this Code
is intended to prevent.

"Investment Personnel" means those employees who provide
information and advice to a portfolio manager or who help
execute the portfolio manager's decisions.

"Large Cap Transaction" means a purchase or sale of
securities issued by (or equivalent securities with
respect to) companies with market capitalization of at
least $2.5 billion.

"Non-Affiliated Director" is a Director that is not an
affiliated person of W&R.

"Portfolio Manager" means those employees entrusted with
the direct responsibility and authority to make investment
decisions affecting an Advisory Client.

"Purchase or sale of a security" includes, without
limitation, the writing, purchase or exercise of an option
to purchase or sell a security, conversions of convertible
securities and short sales.

"Security" shall have the meaning set forth in Section
2(a)(36) of the Act, except that it shall not include
shares of registered open-end investment companies,
securities issued by the Government of the United States,
short-term debt securities which are "government
securities" within the meaning of Section 2(a)(16) of the
Act, bankers' acceptances, bank certificates of deposit,
commercial paper, high quality short-term debt
instruments, including repurchase agreements, and such
other money market instruments as are designated by the
boards of directors of the Companies.

Security does not include futures contracts or options on
futures contracts (provided these instruments are not used
to indirectly acquire an interest which would be
prohibited under this Code), but the purchase and sale of
such instruments are nevertheless subject to the reporting
requirements of this Code.

"Security held or to be acquired" by an Advisory Client
means (a) any security which, within the most recent 15
days, (i) is or has been held by an Advisory Client or
(ii) is being or has been considered for purchase by an
Advisory Client, and (b) any option to purchase or sell,
and any security convertible into or exchangeable into, a
security described in the preceding clause (a).

3. Pre-Clearance Requirements

Except as otherwise specified in this Code, all Access
Persons, except a Non-Affiliated Director or a member of
his or her Immediate Family, shall clear in advance
through the Legal Department any purchase or sale, direct
or indirect, of any Security in which such Access Person
has, or by reason of such transaction acquires, any direct
or indirect Beneficial Ownership; provided, however, that
an Access Person shall not be required to clear
transactions effected for securities held in any account
over which such Access Person does not have any direct or
indirect influence or control.

For accounts affiliated with Waddell & Reed, Inc. or any
of its affiliates or related companies ("affiliated
accounts"), WRIMCO must clear in advance purchases of
equity securities in initial public offerings only.

Except as otherwise provided in Section 5, the Legal
Department will not grant clearance for any purchase by an
Access Person if the Security is currently being
considered for purchase or being purchased by any Advisory
Client or for sale by an Access Person if currently being
considered for sale or being sold by any Advisory Client.
If the Security proposed to be purchased or sold by the
Access Person is an option, clearance will not be granted
if the securities subject to the option are being
considered for purchase or sale as indicated above.  If
the Security proposed to be purchased or sold is a
convertible security, clearance will not be granted if
either that security or the securities into which it is
convertible are being considered for purchase or sale as
indicated above.  The Legal Department will not grant
clearance for any purchase by an affiliated account of any
security in an initial public offering if an Advisory
Client is considering the purchase or has submitted an
indication of interest in purchasing shares in such
initial public offering.  For all other purchases and
sales of securities for affiliated accounts, no clearance
is necessary, but such transactions are subject to
WRIMCO's Procedures for Aggregation of Orders for Advisory
Clients, as amended from time to time.

The Legal Department may refuse to preclear a transaction
if it deems the transaction to involve a conflict of
interest, possible diversion of corporate opportunity, or
an appearance of impropriety.

Clearance is effective, unless earlier revoked, until the
earlier of (1) the close of business on the fifth trading
day, beginning on and including the day on which such
clearance was granted, or (2) such time as the Access
Person learns that the information provided to the Legal
Department in such Access Person's request for clearance
is not accurate.  If an Access Person places an order for
a transaction within the five trading days but such order
is not executed within the five trading days (e.g., a
limit order), clearance need not be reobtained unless the
person who placed the original order amends such order in
any way.  Clearance may be revoked at any time and is
deemed revoked if, subsequent to receipt of clearance, the
Access Person has knowledge that a Security to which the
clearance relates is being considered for purchase or sale
by an Advisory Client.

4. Exempted Transactions

The pre-clearance requirements in Section 3 and the
prohibited actions and transactions in Section 5 of this
Code shall not apply to:

(a)  Purchases or sales which are non-volitional on the
     part of either the Access Person or the Advisory
     Client.  This exemption includes accounts managed by
     WRIMCO, on a discretionary basis, that are deemed to
     be beneficially owned by an Access Person.

(b)  Purchases which are part of an automatic dividend
     reinvestment plan.

(c)  Purchases effected upon the exercise of rights issued
     by an issuer pro rata to all holders of a class of
     its securities, to the extent such rights were
     acquired from such issuer, and sales of such rights
     so acquired.

(d)  Transactions in securities of WDR; however,
     individuals subject to the Insider Trading Policy
     remain subject to such policy.  (See Appendix B).

(e)  Purchases or sales by a Non-Affiliated Director or a
     member of his or her Immediate Family.

5. Prohibited Actions and Transactions

Clearance will not be granted under Section 3 with respect
to the following prohibited actions and transactions.
Engaging in any such actions or transactions by Access
Persons will result in sanctions, including, but not
limited to, the sanctions expressly provided for in this
Section.

(a)  Except with respect to Large Cap Transactions,
     Investment Personnel and Portfolio Managers shall not
     acquire any security for any account in which such
     Investment Personnel or Portfolio Manager has a
     beneficial interest, excluding the Funds, in an
     initial public offering of that security.

(b)  Except with respect to Large Cap Transactions, Access
     Persons shall not execute a securities transaction on
     a day during which an Advisory Client has a pending
     buy or sell order in that same security or an
     equivalent security until that order is executed or
     withdrawn.  An Access Person shall disgorge any
     profits realized on trades within such period.

(c)  Except for De Minimis Transactions and Large Cap
     Transactions, a Portfolio Manager shall not buy or
     sell a Security within seven (7) trading days before
     or after an Advisory Client that the Portfolio
     Manager manages trades in that Security or an
     equivalent security.  A Portfolio Manager shall
     disgorge any profits realized on such trades within
     such period.

(d)  Except for De Minimis Transactions and Large Cap
     Transactions, Investment Personnel and Portfolio
     Managers shall not profit in the purchase or sale, or
     sale and purchase, of the same (or equivalent)
     securities within sixty (60) calendar days.  The
     Legal Department will review all such short-term
     trading by Investment Personnel and Portfolio
     Managers and may, in its sole discretion, allow
     exceptions when it has determined that an exception
     would be equitable and that no abuse is involved.
     Investment Personnel and Portfolio Managers profiting
     from a transaction shall disgorge any profits
     realized on such transaction.  This section shall not
     apply to options on securities used for hedging
     purposes for securities held longer than sixty (60)
     days.

(e)  Except with respect to Large Cap Transactions,
     Investment Personnel and Portfolio Managers shall not
     acquire a security in a private placement, absent
     prior authorization from the Legal Department.  The
     Legal Department will not grant clearance for the
     acquisition of a security in a private placement if
     it is determined that the investment opportunity
     should be reserved for an Advisory Client or that the
     opportunity to acquire the security is being offered
     to the individual requesting clearance by virtue of
     such individual's position with the Companies.  An
     individual who has been granted clearance to acquire
     securities in a private placement shall disclose such
     investment when participating in an Advisory Client's
     subsequent consideration of an investment in the
     issuer.  A subsequent decision by an Advisory Client
     to purchase such a security shall be subject to
     independent review by Investment Personnel with no
     personal interest in the issuer.

(f)  An Access Person shall not execute a securities
     transaction while in possession of material non-
     public information regarding the security or its
     issuer.

(g)  An Access Person shall not execute a securities
     transaction which is intended to result in market
     manipulation, including but not limited to, a
     transaction intended to raise, lower, or maintain the
     price of any security or to create a false
     appearance(s) of active trading.

(h)  Except with respect to Large Cap Transactions, an
     Access Person shall not execute a securities
     transaction involving the purchase or sale of a
     security at a time when such Access Person intends,
     or knows of another's intention, to purchase or sell
     that security (or an equivalent security) on behalf
     of an Advisory Client.  This prohibition would apply
     whether the transaction is in the same (e.g., two
     purchases) or the opposite (a purchase and sale)
     direction as the transaction of the Advisory Client.

(i)  An Access Person shall not cause or attempt to cause
     any Advisory Client to purchase, sell, or hold any
     security in a manner calculated to create any
     personal benefit to such Access Person or his or her
     Immediate Family.  If an Access Person or his or her
     Immediate Family stands to materially benefit from an
     investment decision for an Advisory Client that the
     Access Person is recommending or in which the Access
     Person is participating, the Access Person shall
     disclose to the persons with authority to make
     investment decisions for the Advisory Client, any
     beneficial interest that the Access Person or his or
     her Immediate Family has in such security or an
     equivalent security, or in the issuer thereof, where
     the decision could create a material benefit to the
     Access Person or his or her Immediate Family or
     result in the appearance of impropriety.

(j)  Investment Personnel and Portfolio Managers shall not
     accept from any person or entity that does or
     proposes to do business with or on behalf of an
     Advisory Client a gift or other thing of more than de
     minimis value or any other form of advantage.  The
     solicitation or giving of such gifts by Investment
     Personnel and Portfolio Managers is also prohibited.
     For purposes of this subparagraph, "de minimis" means
     $75 or less if received in the ordinary course of
     business.

(k)  Investment Personnel and Portfolio Managers shall not
     serve on the board of directors of publicly traded
     companies, absent prior authorization from the Legal
     Department.  The Legal Department will grant
     authorization only if it is determined that the board
     service would be consistent with the interests of any
     Advisory Client.  In the event board service is
     authorized, such individuals serving as directors
     shall be isolated from those making investment
     decisions through procedures designed to safeguard
     against potential conflicts of interest, such as a
     Chinese Wall policy or investment restrictions.

6. Reporting by Access Persons

(a)  Each Access Person, except a Non-Affiliated Director
     or a member of his or her Immediate Family, shall
     require a broker-dealer or bank effecting a
     transaction in any security in which such Access
     Person has, or by reason of such transaction
     acquires, any direct or indirect Beneficial Ownership
     in the security to timely send duplicate copies of
     each confirmation for each securities transaction and
     periodic account statement for each brokerage account
     in which such Access Person has a beneficial interest
     to Waddell & Reed, Inc., Attention: Legal Department.

(b)  Each Access Person, except a Non-Affiliated Director
     or a member of his or her Immediate Family, shall
     report to the Legal Department no later than 10 days
     after the end of each calendar quarter the
     information described below with respect to
     transactions during the quarter in any security in
     which such Access Person has, or by reason of such
     transaction acquired, any direct or indirect
     Beneficial Ownership in the security and with respect
     to any account established by the Access Person in
     which securities were held during the quarter for the
     direct or indirect benefit of the Access Person;
     provided, however, that an Access Person shall not be
     required to make a report with respect to
     transactions effected for or securities held in any
     account over which such Access Person does not have
     any direct or indirect influence or control:

     (i)  The date of the transaction, the name, the
          interest rate and maturity date (if applicable),
          the number of shares and the principal amount of
          the security;

     (ii) The nature of the transaction (i.e., purchase,
          sale or any other type of acquisition or
          disposition);

     (iii)The price at which the transaction was effected;

     (iv) The name of the broker, dealer or bank with or
          through whom the transaction was effected and,
          with respect to an account described above in
          this paragraph, with whom the Access Person
          established the account;

     (v)  The date the account was established; and

     (vi) The date the report is submitted.

(c)  Upon commencement of employment, or, if later, at the
     time he or she becomes an Access Person each such
     Access Person, except a Non-Affiliated Director or a
     member of his or her Immediate Family, shall provide
     the Legal Department with a report that discloses:

     (i)   The name, number of shares and principal amount
           of each security in which the Access Person had
           any direct or indirect Beneficial Ownership when
           he or she became an Access Person;

     (ii)  The name of any broker, dealer or bank with
           which the Access Person maintained an account in
           which securities were held for the direct or
           indirect benefit of the Access Person as of the
           date he or she became an Access Person; and

     (iii) The date of the report.

     Annually thereafter, each Access Person, except a
     Non-Affiliated Director or a member of his or her
     Immediate Family, shall provide the Legal Department
     with a report that discloses the following
     information (current as of a date no more than 30
     days before the report is submitted):

     (i)   The name, number of shares and principal amount
           of each security in which the Access Person had
           any direct or indirect Beneficial Ownership;

     (ii)  The name of any broker, dealer or bank with
           which the Access Person maintains an account in
           which securities were held for the direct or
           indirect benefit of the Access Person; and

     (iii) The date the report is submitted.

     However, an Access Person shall not be required to
     make a report with respect to securities held in any
     account over which such Access Person does not have
     any direct or indirect influence or control.

     In addition, each Access Person, except a Non-
     Affiliated Director or a member of his or her
     Immediate Family, shall annually certify in writing
     that all transactions in any security in which such
     Access Person has, or by reason of such transaction
     has acquired, any direct or indirect Beneficial
     Ownership have been reported to the Legal Department.
     If an Access Person had no transactions during the
     year, such Access Person shall so advise the Legal
     Department.

(d)  A Non-Affiliated Director or a member of his or her
     Immediate Family need only report a transaction in a
     security if such director, at the time of that
     transaction, knew or, in the ordinary course of
     fulfilling his or her official duties as a director,
     should have known that, during the 15-day period
     immediately preceding the date of the transaction by
     the director, such security was purchased or sold by
     an Advisory Client or was being considered for
     purchase or sale by an Advisory Client.

(e)  In connection with a report, recommendation or
     decision of an Access Person to purchase or sell a
     security, the Companies may, in their discretion,
     require such Access Person to disclose his or her
     direct or indirect Beneficial Ownership of such
     security.  Any such report may contain a statement
     that the report shall not be construed as an
     admission by the person making such report that he or
     she has any direct or indirect Beneficial Ownership
     in the security to which the report relates.

(f)  The Legal Department shall identify all Access
     Persons who are required to make reports under this
     section and shall notify those persons of their
     reporting obligations hereunder.  The Legal
     Department shall review, or determine other
     appropriate personnel to review, the reports
     submitted under this section.

7. Reports to Board

   At least annually, each Fund, WRIMCO and W&R shall provide the Fund's board of directors, and the board of directors
   shall consider, a written report that:

   (a) Describes any issues arising under this Code or the
       related procedures instituted to prevent violation of
       this Code since the last report to the board of
       directors, including, but not limited to, information
       about material violations of this Code or such
       procedures and sanctions imposed in response to such
       violations; and

   (b) Certifies that the Fund, WRIMCO and W&R, as applicable, have adopted procedures reasonably necessary to prevent
       Access Persons from violating this Code.

       In addition to the written report otherwise required by
       this section, all material violations of this Code and
       any sanctions imposed with respect thereto shall be
       periodically reported to the board of directors of the
       Fund with respect to whose securities the violation
       occurred.

8. Confidentiality of Transactions and Information

Every Access Person shall treat as confidential
information the fact that a security is being considered
for purchase or sale by an Advisory Client, the contents
of any research report, recommendation or decision,
whether at the preliminary or final level, and the
holdings of an Advisory Client and shall not disclose any
such confidential information without prior consent from
the Legal Department.  Notwithstanding the foregoing, with
respect to a Fund, the holdings of the Fund shall not be
considered confidential after such holdings by the Fund
have been disclosed in a public report to shareholders or
to the Securities and Exchange Commission.

Access Persons shall not disclose any such confidential
information to any person except those employees and
directors who need such information to carry out the
duties of their position with the Companies.

9. Sanctions

Upon discovering a violation of this Code, the Companies
may impose such sanctions as it deems appropriate,
including, without limitation, a letter of censure or
suspension or termination of the employment of the
violator.

10. Certification of Compliance

Each Access Person, except a Non-Affiliated Director and
members of his or her Immediate Family, shall annually
certify that he or she has read and understands this Code
and recognizes that he or she is subject hereto.

              Appendix A to the Code of Ethics

                  "Beneficial Ownership"

For purposes of this Code, "Beneficial Ownership" is
interpreted in the same manner as it would be under Rule
16a-1(a)(2) of the Securities Exchange Act of 1934 in
determining whether a person is the beneficial owner of a
security for purposes of Section 16 of the Securities
Exchange Act of 1934.  In general, a "beneficial owner" of
a security is any person who, directly or indirectly,
through any contract, arrangement, understanding,
relationship or otherwise, has or shares any direct or
indirect pecuniary interest in the security.  The
Companies will interpret Beneficial Ownership in a broad
sense.

The existence of Beneficial Ownership is clear in certain
situations, such as:  securities held in street name by
brokers for an Access Person's account, bearer securities
held by an Access Person, securities held by custodians,
pledged securities, and securities held by relatives or
others for an Access Person.  An Access Person is also
considered the beneficial owner of securities held by
certain family members.  The SEC has indicated that an
individual is considered the beneficial owner of
securities owned by such individual's Immediate Family.
The relative's ownership of the securities may be direct
(i.e., in the name of the relative) or indirect.

An Access Person is deemed to have Beneficial Ownership of
securities owned by a trust of which the Access Person is
the settlor, trustee or beneficiary, securities owned by
an estate of which the Access Person is the executor or
administrator, legatee or beneficiary, securities owned by
a partnership of which the Access Person is a partner, and
securities of a corporation of which the Access Person is
a director, officer or shareholder.

An Access Person must comply with the provisions of this
Code with respect to all securities in which such Access
Person has a Beneficial Ownership.   If an Access Person
is in doubt as to whether she or he has a Beneficial
Ownership interest in a security, the Access Person should
report the ownership interest to the Legal Department.  An
Access Person may disclaim Beneficial Ownership as to any
security on required reports.

                         APPENDIX B

            POLICY STATEMENT ON INSIDER TRADING
                     November 15, 2000

I.   Prohibition on Insider Trading

     All employees, officers, directors and other persons
associated with the Companies as a term of their
employment or association are forbidden to misuse in
violation of Federal securities laws or other applicable
laws material nonpublic information.

     This prohibition covers transactions for one's own
     benefit and also for the benefit of or on behalf of
     others, including the investment companies in the
     Waddell & Reed Advisors Group of Mutual Funds, W&R
     Funds, Inc., W&R Target Funds, Inc. and Waddell &
     Reed InvestEd Portfolios, Inc. (the "Funds") or other
     investment Advisory Clients.  The prohibition also
     covers the unlawful dissemination of such information
     to others.  Such conduct is frequently referred to as
     "insider trading".  The policy of the Companies
     applies to every officer, director, employee and
     associated person of the Companies and extends to
     activities within and outside their duties at the
     Companies.  The prohibition is in addition to the
     other policies and requirements under the Companies'
     Code of Ethics and other policies issued from time to
     time.  It applies to transactions in any securities,
     including publicly traded securities of affiliated
     companies (e.g., Waddell & Reed Financial, Inc. [1])

     This Policy Statement is intended to inform personnel
     of the issues so as to enable them to avoid taking
     action that may be unlawful or to seek clearance and
     guidance from the Legal Department when in doubt.  It
     is not the purpose of this Policy Statement to give
     precise and definitive rules which will relate to
     every situation, but rather to furnish enough
     information so that subject persons may avoid
     unintentional violations and seek guidance when
     necessary.

     All employees, officers and directors of the
     Companies will be furnished with or have access to a
     copy of this Policy Statement.  Any questions
     regarding the policies or procedures described herein
     should be referred to the Legal Department.  To the
     extent that inquiry of employees reveals that this
     Policy Statement is not self-explanatory or is likely
     to be substantively misunderstood, appropriate
     personnel will conduct individual or group meetings
     from time to time to assure that policies and
     procedures described herein are understood.

     The term "insider trading" is not defined in the
     Federal securities laws, but generally is used to
     refer to the use of material nonpublic information to
     trade in securities (whether or not one is an

[1]Reporting transactions in affiliated corporation
securities is in addition to and does not replace the
obligation of certain senior officers to file reports with
the Securities and Exchange Commission.

     "insider") or to communications of material nonpublic
     information to others.  In addition, there is no
     definitive and precise law as to what constitutes
     material nonpublic information or its unlawful use.
     The law in these areas has been developed through
     court decisions primarily interpreting basic anti-
     fraud provisions of the Federal securities laws.
     There is no statutory definition, only statutory
     sanctions and procedural requirements.

     While the law concerning insider trading is not
     static, it is generally understood that the law is as
     follows:

     (a)  It is unlawful for any person, directly or
          indirectly, to purchase, sell or cause the
          purchase or sale of any security, either
          personally or on behalf of or for the benefit of
          others, while aware of material, nonpublic
          information relating thereto, if such person
          knows or recklessly disregards that such
          information has been obtained wrongfully, or
          that such purchase or sale would constitute a
          wrongful use of such information.  The law
          relates to trading by an insider while aware of
          material, nonpublic information or trading by a
          non-insider while aware of material, nonpublic
          information, where the information either was
          disclosed to the non-insider in violation of an
          insider's duty to keep it confidential or was
          misappropriated.

     (b)  It is unlawful for any person involved in any
          transaction which would violate the foregoing to
          communicate material, nonpublic information to
          others (or initiate a chain of communication to
          others) who purchase or sell the subject
          security if such sale or purchase is reasonably
          foreseeable.

     The major elements of insider trading and the
     penalties for such unlawful conduct are discussed
     below.  If, after reviewing this Policy Statement,
     you have any questions, you should consult the Legal
     Department.

     1.   Who is an Insider?  The concept of "insider" is
          broad.  It includes officers, directors and
          employees of the company in possession of
          nonpublic information.  In addition, a person
          can be a "temporary insider" if he or she enters
          into a special confidential relationship in the
          conduct of the company's affairs and as a result
          is given access to information solely for the
          company's purposes.  A temporary insider can
          include, among others, a company's attorneys,
          accountants, consultants, bank lending officers,
          and certain of the employees of such
          organizations.  In addition, the Companies may
          become a temporary insider of a company it
          advises or for which it performs services.

     2.   What is Material Information?  Trading on inside
          information is not a basis for liability unless
          the information is material.  "Material
          information" includes information that a
          reasonable investor would be likely to consider
          important in making an investment decision,
          information that is reasonably certain to have a
          substantial effect on the price of a company's
          securities if publicly known, or information
          which would significantly alter the total mix of
          information available to shareholders of a
          company.  Information that one may consider
          material includes information regarding
          dividends, earnings, estimates of earnings,
          changes in previously released earnings
          estimates, merger or acquisition proposals or
          agreements, major litigation, liquidation
          problems, new products or discoveries and
          extraordinary management developments.  Material
          information is not just information that
          emanates from the issuer of the security, but
          includes market information such as the intent
          of someone to commence a tender offer for the
          securities, a favorable or critical article in
          an important financial publication or
          information relating to a Fund's buying program.

     3.   What is Nonpublic Information?  Information is
          nonpublic until it has been effectively
          communicated to the marketplace and is available
          to investors generally.  One must be able to
          point to some fact to show that the information
          is generally public.  For example, information
          found in a report filed with the SEC, or
          appearing in The Wall Street Journal or other
          publications of general circulation would be
          considered public.

     4.   When is a Person Aware of Information?  A person
          is "aware" of material nonpublic information if
          he or she has knowledge or is conscious or
          cognizant of such information.  Once a person is
          aware of material, nonpublic information, he or
          she may not buy or sell the subject security,
          even though the person is prompted by entirely
          different reasons to make the transaction, if
          such person knows or recklessly disregards that
          such information was wrongfully obtained or will
          be wrongfully used.  Advisory personnel's normal
          analytical conclusions, no matter how thorough
          and convincing, can temporarily be of no use if
          the analyst has material nonpublic information,
          which he or she knows or recklessly disregards
          is information which was wrongfully obtained or
          would be wrongfully used.

      5.  When Is Information Wrongfully Obtained or
          Wrongfully Used?  Wrongfully obtained connotes
          the idea of gaining the information from some
          unlawful activity such as theft, bribery or
          industrial espionage.  It is not necessary that
          the subject person gained the information
          through his or her own actions.  Wrongfully
          obtained includes information gained from
          another person with knowledge that the
          information was so obtained  or with reckless
          disregard that the information was so obtained.
          Wrongful use of information concerns
          circumstances where the person gained the
          information properly, often to be used properly,
          but instead used it in violation of some express
          or implied duty of confidentiality.  An example
          would be the personal use of information
          concerning Funds' trades.  The employee may need
          to know a Fund's pending transaction and may
          even have directed it, but it would be unlawful
          to use this information in his or her own
          transaction or to reveal it to someone he or she
          believes may personally use it. Similarly, it
          would be unlawful for a person to use
          information obtained from a family member if the
          person has agreed to keep the information
          confidential or knows (or reasonably should
          know) that the family member expected the
          information to be kept confidential.

     6.   When Is Communicating Information (Tipping)
          Unlawful?  It is unlawful for a person who,
          although not trading himself or herself,
          communicates material nonpublic information to
          those who make an unlawful transaction if the
          transaction is reasonably foreseeable.  The
          reason for tipping the information is not
          relevant.  The tipper's motivation is not of
          concern, but it is relevant whether the tipper
          knew the information was unlawfully obtained or
          was being unlawfully used.  For example, if an
          employee tips a friend about a large pending
          trade of a Fund, why he or she did so is not
          relevant, but it is relevant that he or she had
          a duty not to communicate such information.  It
          is unlawful for a tippee to trade while aware of
          material nonpublic information if he or she knew
          or recklessly ignored that the information was
          wrongfully obtained or wrongfully communicated
          to him or her directly or through a chain of
          communicators.

II.  Penalties for Insider Trading

     Penalties for unlawful trading or communication of
     material nonpublic information are severe, both for
     individuals involved in such unlawful conduct and
     their employers.  A person can be subject to some or
     all the penalties below even if he or she does not
     personally benefit from the violation.  Penalties
     include civil injunctions, treble damages,
     disgorgement of profits, jail sentences, fines for
     the person who committed the violation and fines for
     the employer or other controlling person.  In
     addition, any violation of this Policy Statement can
     be expected to result in serious sanctions by any or
     all of the Companies, including, but not limited to,
     dismissal of the persons involved.

III. Monitoring of Insider Trading

     The following are some of the procedures which have
     been established to aid the officers, directors and
     employees of the Companies in avoiding insider
     trading, and to aid the Companies in preventing,
     detecting and imposing sanctions against insider
     trading.  Every officer, director and employee of the
     Companies must follow these procedures or risk
     serious sanctions, including dismissal, substantial
     liability and criminal penalties.  If you have any
     questions about these procedures, you should consult
     the Legal Department.

     A.   Identifying Inside Information
          Before trading for yourself or others in the
          securities of a company about which you may have
          potential inside information, ask yourself the
          following questions:

          (1)  Is the information material?  Is this
               information that an investor would consider
               important in making his or her investment
               decisions?  Is this information that would
               substantially affect the market price of
               securities if generally disclosed?

          (2)  Is the information nonpublic?  To whom has
               this information been provided?  Has the
               information been effectively communicated
               to the marketplace by being published in a
               publication of general circulation?

          (3)  Do you know or have any reason to believe
               the information was wrongfully obtained or
               may be wrongfully used?

          If after consideration of the above, you believe
          that the information is material and nonpublic
          and may have been wrongfully obtained or may be
          wrongfully used, or if you have questions as to
          whether the information is material or nonpublic
          or may have been wrongfully obtained or may be
          wrongfully used, you should take the following
          steps:

          (1)  Report the matter immediately to the Legal
               Department.

          (2)  Do not purchase or sell the securities on
               behalf of yourself or others.